Exhibit 10.4

July 18, 2023

Kyle Wismans

Delivered Via E-mail to [redacted]

Dear Kyle,

On behalf of XPO, Inc., I’m happy to offer you the position of Chief Financial Officer. I know I speak for the rest of our team when I say how pleased we are to make you this offer.

In this role, you’ll report directly to Mario Harik, Chief Executive Officer, and you’ll continue to be based out of our Greenwich, Connecticut office.

Your salary and compensation

We’d like to offer you the following compensation package:

•Base Salary: You’ll receive $10,576.92, paid on a weekly basis, or $550,000 annually, less all applicable withholdings and deductions, and pro-rated for any partial period worked. This is an exempt position, meaning you will not be eligible for overtime compensation.

•Annual Incentive: You will be eligible to participate in the Company’s Annual Incentive Plan (the “Plan”) subject to the terms and conditions of the Plan, as may be amended. The Plan structure is based on a target percentage of your base salary. The target incentive for you is 100% of your base salary. Your annual incentive will be pro-rated based on time spent in the position.

•Long-term Incentive: You will be eligible for an annual long-term incentive award with a target grant date value of $1,300,000, with the form, structure, timing, vesting conditions and schedule determined annually by the Compensation Committee. The underlying number of stock units will generally be determined based on XPO’s closing stock price on the date of grant (subject to variation from time-to-time), in the form generally as follows, with vesting to occur over a three-year schedule, or as otherwise determined annually by the Compensation Committee:

oTime-Based Restricted Stock Units (RSUs): $455,000 of grant date value will be awarded to you in the form of RSUs, subject to your continuing employment with the Company through each applicable vest date.

oPerformance-Based Restricted Stock Units (PRSUs): $845,000 of target grant date value will be awarded to you in the form of PRSUs, subject to achievement of the applicable performance goals and continued service through each applicable vest date.

•Annual and long-term incentive awards will be reflective of your individual performance and contributions, Company and/or business unit performance, as applicable, and the scope and expectations of your position in the Company. As an at will employee, annual and long-term incentives are subject to change at the sole discretion of the Company.

One-Time Promotion Grant: XPO will award you a one-time long-term stock incentive award (the “Promotion Grant”) in recognition of your promotion with a target grant date value of $500,000, half of which will be awarded in the form of time-based RSUs and the other half of which will be awarded in the form of PRSUs. The PRSUs will be based on a four-year performance period commencing on the grant date and both the RSUs and PRSUs, if performance goals are met, will vest on the fourth anniversary of the grant date, contingent upon your continuous employment with XPO. The Promotion Grant is contingent upon the approval of the Compensation Committee of the Company's Board of Directors or its delegate and will be subject to the applicable terms and conditions set forth in the Omnibus Plan and the applicable award agreement. If approved, the Promotion Grant will be granted to you as soon as practicable following your effective date as CFO.

Your benefits

There will be no break in your benefits coverage. The Company does continue to reserve its right to change compensation and benefit policies and programs upon reasonable notice.
Severance benefits
You will be eligible for severance payments and other benefits upon certain qualifying termination events, subject to the terms and conditions in the attached Change in Control and Severance Agreement (the “Severance Agreement”), provided that you timely return a signed copy of the Severance Agreement.
Legal considerations

Your employment with the Company will continue to be “at-will.” This means that either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or advance notice. We request that, in the event of your resignation, you give the Company at least 30 days advance notice.

Confidential Information Protection Agreement

Your acceptance of this offer and commencement of employment with the Company is contingent upon your acceptance of the Company’s Confidential Information Protection Agreement (“CIPA”), which prohibits unauthorized use or disclosure of the Company’s confidential and proprietary information and includes an 18-month non-competition provision and a two-year non-solicitation provision following the termination of your employment with XPO.

Entire Offer

This letter, along with the CIPA and Severance Agreement, contains the entire agreement and understanding between you and the Company regarding the employment relationship and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written). Neither this offer letter nor any other written materials issued by the Company constitutes a contract between you and the Company for employment, express or implied, for any specific duration.

Taking the next step

As you know, XPO has generated tremendous momentum, thanks to the efforts of our people. With you on our team, we’re sure to continue along this trajectory and move forward to greater success. Please make sure you’ve read the offer letter completely, including all enclosures. Then sign and return the offer letter, CIPA and Severance Agreement by e-mail to [redacted] within ten (10) business days of the same being sent to you. This offer will terminate if it is not accepted, signed, and returned by that date, unless otherwise mutually agreed between the parties.

If you have any questions, please reach out to me at [redacted] or [redacted].

Best regards,

/s/ Carolyn Roach

Carolyn Roach
Chief Human Resources Officer
XPO

Enclosures: Confidential Information Protection Agreement; Severance Agreement

EMPLOYMENT ACCEPTANCE

I accept employment with XPO, Inc., as Chief Financial Officer effective August 11, 2023.

/s/ Kyle Wismans
Kyle Wismans

7/19/23
Date

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